Exhibit 10.43

EXECUTION COPY

FEDERAL HOME LOAN MORTGAGE CORPORATION
EMPLOYMENT AGREEMENT WITH EUGENE M. McQUADE

This Agreement provides the terms and conditions of the employment of Eugene M. McQuade (“Executive”) as President and Chief Operating Officer of the Federal Home Loan Mortgage Corporation, a government-sponsored enterprise created pursuant to the Federal Home Loan Mortgage Corporation Act (Title III of the Emergency Home Finance Act of 1970, as amended) (“Freddie Mac”).

The provisions of this Agreement represent the understanding of Executive and Freddie Mac with respect to the duties, responsibilities, and terms of employment for Executive in his capacity as President and Chief Operating Officer of Freddie Mac. In consideration of the mutual promises set forth in this Agreement, and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Executive and Freddie Mac agree as follows:

SECTION 1. TERMS OF EMPLOYMENT

During the Term (as defined in the next sentence) Freddie Mac agrees to employ Executive, and Executive agrees to serve Freddie Mac, in accordance with the terms provided in this Agreement. Unless sooner terminated pursuant to the occurrence of an event described in Section 5 hereof, Freddie Mac agrees to employ Executive for a three (3) year period beginning on September 1, 2004 (the “Commencement Date”) and ending on the third anniversary of the Commencement Date (such period, the “Initial Term”), which shall be extended automatically for an additional successive one (1) year period as of the third anniversary of the Commencement Date and as of the last day of each successive one (1) year period of time thereafter that this Agreement is in effect, and such Initial Term and any such additional period shall be referred to as the “Term”; provided, however, that if, prior to the date which is 90 days before the last day of the Initial Term or any one (1) year Term either party shall give written notice to the other that no such automatic extension shall occur, then Executive’s employment shall terminate on the last day of the Term during which such notice is given (the “Scheduled Termination Date”). The Term, and Executive’s employment hereunder, may be terminated only as a result of the occurrence of the Scheduled Termination Date or in accordance with the provisions of Section 5 hereof. The compensation and other terms of Executive’s employment as set forth in this Agreement are contingent upon the approval of the Compensation and Human Resources Committee of the Board of Directors or its successor (the “Committee”). The terms of this Agreement with respect to benefits that apply upon termination of employment are contingent upon the approval of Freddie Mac’s regulator, the Office of Federal Housing Enterprise Oversight (“OFHEO”).

SECTION 2. POSITION AND RESPONSIBILITIES

During the Term, Executive agrees to serve as President and Chief Operating Officer of Freddie Mac. In such capacity, Executive shall have the same status, privileges, and responsibilities normally inherent in such capacity in public corporations of similar size and character. Executive shall also perform such additional duties, not inconsistent with the foregoing, as the Chief Executive Officer of Freddie Mac or the Board of Directors of Freddie Mac (the “Board of Directors”) may from time to time reasonably assign to him. In addition, so long as Executive remains President and Chief Operating Officer through the mailing date for Freddie Mac’s proxy statement for Freddie Mac’s first annual meeting that follows the Commencement Date, which is currently scheduled for November 2004, the Board of Directors shall nominate Executive to serve on the Board of Directors in such proxy mailing. If so elected, Executive agrees to serve as a director on the Board of Directors throughout his employment hereunder and to perform such duties and responsibilities as are customary for such position. As President and Chief Operating Officer, and if elected, as director on the Board of Directors, Executive shall abide by Freddie Mac’s Code of Conduct and any rules or restrictions applicable to senior executives of Freddie Mac regarding the purchase or sale of securities of Freddie Mac. In the event that the Executive’s employment with Freddie Mac terminates for any reason, Executive shall be deemed to have resigned, effective as of the date of such termination of the Executive’s employment with Freddie Mac, as a member of Freddie Mac’s Board of Directors and from all positions, titles, duties, authorities and responsibilities arising out of or relating to Executive’s employment or Board of Director’s membership, including any directorships or any fiduciary positions in which Executive was serving at the request of, or appointment by, Freddie Mac.

SECTION 3. DEVOTION TO DUTIES

During his employment hereunder, Executive agrees to devote substantially his full time, attention, and energies to Freddie Mac’s business, and not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. This restriction shall not prevent Executive from devoting a reasonable amount of time to charitable or public interest activities or from making passive investments of his assets in such form or manner as he desires, provided that such investments: (i) do not require his services in the operations or the affairs of the entities in which such investments are made; and (ii) are consistent with the applicable provisions of Freddie Mac’s Investment Limitations Policy. In the event that the Executive intends to serve on a board of directors of another corporation while employed at Freddie Mac, Executive must first request the written approval of the Committee to serve (which approval shall not be unreasonably withheld) and if such approval is obtained, the Executive may hold such directorship only so long as it does not interfere with the performance by Executive of his duties as President and Chief Operating Officer and, if applicable, director of Freddie Mac, provided that in no event will Executive be permitted to serve on the board of directors of more than two (2) corporations other than Freddie Mac.

SECTION 4. COMPENSATION

In consideration for all services to be rendered by Executive under this Agreement, Freddie Mac shall pay Executive total compensation consisting of the following:

4.1 Base Salary.  During the Term, Freddie Mac shall pay Executive a Base Salary at an annual rate of $900,000, which amount may be increased in the discretion of the Committee. The Base Salary shall be paid to Executive in equal installments throughout the year, consistent with the normal payroll practices of Freddie Mac.

4.2 Annual Bonus.  In addition to the Base Salary, during each calendar year of Freddie Mac during the Term commencing with calendar year 2004, Executive shall have the opportunity to earn an annual cash bonus (the “Bonus”), pro-rated in the case of any partial calendar year, based on performance criteria determined by the Committee. During the Term, the targeted annual Bonus will be 100% of Base Salary (the “Target Bonus”) and the maximum annual Bonus will be 200% of the Target Bonus (the “Maximum Bonus”). The annual Bonus in respect of a calendar year will only be payable if Executive remains actively employed with Freddie Mac through the end of the applicable calendar year, and shall be paid to Executive at the same time that other senior executives of Freddie Mac are paid their annual cash incentive awards. The actual amount of Executive’s bonus in respect of any calendar year shall be determined based on a variety of subjective and objective factors, as determined by the Committee; provided that notwithstanding the foregoing, the minimum Annual Bonus payable to Executive in respect of calendar year 2004 shall be $400,000.

4.3 Initial Equity Award.  As soon as practicable after the commencement of the Term and Executive’s employment under this Agreement, Freddie Mac shall grant Executive a number of Restricted Stock Units (the “Initial RSUs”) pursuant to the Federal Home Loan Mortgage Corporation 1995 Stock Compensation Plan, as amended (the “Stock Compensation Plan”), which number shall be 92,650. The Initial RSUs shall vest in three equal annual installments of thirty-three and one-third percent (33 1/3%) each on each of the first, second and third anniversaries of the date of grant, subject to Executive’s continued employment with Freddie Mac through the applicable vesting dates. In addition, the vesting of the Initial RSUs shall be subject to acceleration upon the terms and conditions described in Sections 4.4 and 6 of this Agreement. Except as expressly provided in this Agreement, all other terms and conditions of the Initial RSUs shall be as set forth in the Stock Compensation Plan, the resolution making the grant and the related award agreement.

4.4 Annual Equity Grants.  During each year of the Term commencing with calendar year 2005, Freddie Mac shall make a grant to Executive of a long-term equity incentive award (the “Annual Equity Grant”) pursuant to the Stock Compensation Plan (or any successor plan) at the same time annual long-term equity incentive awards are granted to other senior executives. Each Annual Equity Grant shall have an aggregate value on the date of grant, as determined by the Committee, equal to $6,000,000. 50% of each Annual Equity Grant shall be restricted stock units (“RSUs”) and 50% of each Annual Equity Grant shall be stock options to acquire shares of Freddie Mac (“Options”), provided that the Committee may in its discretion from time to time, grant a higher percentage of the Annual Equity Grant in RSUs. The exercise price of the Options shall be determined by the Committee in accordance with the terms of the Stock Compensation Plan.

The RSUs shall vest on the fourth anniversary of the date of grant, and the Options shall vest in four equal annual installments of approximately 25% each beginning on the first anniversary of the date of grant, in each case subject to Executive’s continued employment with Freddie Mac through the applicable vesting date, provided that the Committee may in its discretion from time to time (a) permit the acceleration of the vesting of the RSUs or the Options and (b) provide for a different vesting schedule for the RSUs or Options, provided, however, that in no event shall the vesting schedule applicable for the RSUs provide for a vesting period longer than four years and in no event shall the vesting schedule applicable to the Options provide for the Options to vest less frequently than 25% each year over a four year vesting period. In addition, the vesting of the Options and RSUs shall be subject to acceleration upon the terms and conditions described in the following paragraph and Section 6 of this Agreement. Except as expressly provided in this Agreement, all other terms and conditions of the RSUs and Options shall be as set forth in the Stock Compensation Plan, the resolution making the grant and the related award agreement.

In addition to the foregoing, upon the occurrence of a Change in Control (as defined below) during the Term: (a) the Initial RSUs, if they were granted to Executive at least twelve months prior to such Change in Control, and all other RSUs that were granted to Executive pursuant to this Agreement at least twelve months prior to such Change in Control shall immediately vest and be paid-out subject to any right of Executive to defer payment of the Initial RSUs and RSUs under any non-qualified deferred compensation arrangement in which senior executives of Freddie Mac are permitted to defer payment of restricted stock units, (b) all Options that were granted to Executive pursuant to this Agreement at least twelve months prior to such Change in Control shall immediately vest and remain exercisable until the scheduled expiration date applicable to such Options, (c) the Initial RSUs, if they were granted to Executive less than twelve months prior to such Change in Control, shall be cancelled immediately upon the occurrence of such Change in Control in consideration for a cash payment by Freddie Mac to Executive in the amount of $6,000,000, and (d) with respect to each Annual Equity Grant that was granted to Executive less than twelve months prior to such Change in Control, all Options and RSUs that formed part of such Annual Equity Grant shall be cancelled immediately upon the occurrence of the Change in Control and in consideration for such cancellation, Freddie Mac shall pay to Executive a lump sum cash payment in the amount of $6,000,000. For purposes of this Section 4.4, a Change in Control shall mean: (i) the acquisition by any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of “beneficial ownership” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), whether direct or indirect, of securities of Freddie Mac representing 50% or more of the combined voting power of Freddie Mac’s then outstanding securities, provided, however, that any acquisition by (A) Freddie Mac, any employee benefit plan of Freddie Mac or any person or entity organized, appointed or established pursuant to the terms of any such benefit plan or (B) any corporation with respect to which, immediately following such acquisition, more than 50% of the total combined voting power of such corporation is then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of Freddie Mac’s outstanding voting securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of Freddie Mac’s outstanding voting securities, shall not constitute a Change in Control; or (ii) consummation of a merger of Freddie Mac unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are, immediately after the consummation of such merger, beneficially owned, directly or indirectly, in substantially the same proportion, by the persons who beneficially owned Freddie Mac’s outstanding voting securities immediately prior to such transaction; or (iii) if, during any period, a majority of the members of the Board of Directors are elected by any person or entity other than Freddie Mac’s shareholders or a majority of the members of the Board of Directors are appointed by any governmental entity, unless (A) such election or appointment of the Board of Directors by a governmental entity is a result of safety and soundness concerns and Executive’s continuing authority and role at Freddie Mac (as contemplated by this Agreement) has not been significantly diminished or adversely affected, or

(B) such election or appointment of the Board of Directors by a governmental entity results from safety and soundness concerns attributable in significant part to actions of Executive.

4.5 Signing Bonus.  Freddie Mac shall pay Executive a signing bonus in the amount of $2,000,000. If Executive terminates his employment other than for Good Reason (as defined below) or if he is terminated for Cause (as defined below), within ten (10) days of such termination Executive will pay Freddie Mac an amount equal to $2,000,000 multiplied by a fraction, the numerator of which is the number of days remaining until the Scheduled Termination Date and the denominator of which is 1,095.

4.6 Term Life Insurance Policy.  During the Term: (a) so long as Executive remains employed by Freddie Mac, Freddie Mac shall maintain, at its cost, term life insurance on the life of Executive for the benefit of his beneficiaries with a face amount equal to $7,000,000, and (b) provided that Executive remains employed by Freddie Mac through both the Scheduled Termination Date and attainment of age 60, upon the later to occur of termination of Executive’s employment or Executive’s attainment of age 60, Freddie Mac shall deliver to Executive a fully paid-up permanent life insurance policy with a face amount equal to $2,800,000. In each case, Freddie Mac’s obligation to provide such term life insurance and permanent life insurance to Executive shall be subject to the provision by Executive of proof of Executive’s insurability at standard rates.

4.7 Relocation Expenses.  Freddie Mac will reimburse the Executive for reasonable temporary living expenses incurred by Executive for up to six (6) months following the Commencement Date. If and when the Executive permanently relocates to the Washington, D.C. metropolitan area, Freddie Mac shall reimburse Executive for all costs reasonably incurred by Executive in connection with such relocation, in accordance with Freddie Mac’s written relocation policy applicable to senior executives of Freddie Mac.

4.8 Other Compensation.  Executive shall be eligible to participate in all other incentive and other compensation programs adopted from time to time by Freddie Mac and generally applicable to senior executives, subject to the applicable terms, conditions and limitations of such programs.

4.9 Executive Benefits.  During the Term, Executive shall be entitled to participate in all executive and employee benefit plans or programs of Freddie Mac at a level that is commensurate with his position and duties with Freddie Mac. Freddie Mac does not guarantee the adoption or continuance of any particular executive or employee benefit plan or program during the Term and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

4.10 Perquisites.  During the Term, Executive shall be entitled to participate in all special benefit or perquisite programs generally available from time to time to the Chief Executive Officer of Freddie Mac, on the terms and conditions then prevailing under each such program and shall be entitled to a number of weeks of paid vacation on an annualized basis equal to the number of weeks of paid vacation per year applicable to senior executives of Freddie Mac in accordance with its vacation policy as in effect from time to time.

4.11 Expenses.  Freddie Mac shall pay or reimburse Executive for all ordinary and necessary business expenses that Executive reasonably incurs in performing his duties under this Agreement, subject to the presentment by Executive of appropriate vouchers in accordance with Freddie Mac’s normal executive policies for expense verification.

SECTION 5. TERMINATION OF EMPLOYMENT

5.1 Termination Due to Disability.  In the event of any Disability of Executive during the Term and his employment under this Agreement that causes him to become eligible to receive benefits under Freddie Mac’s long-term disability policy in which Executive participates, Executive’s employment under this Agreement shall terminate as of the date of such eligibility. For purposes of this Agreement, “Disability” shall have the meaning applicable to senior executives who participate in Freddie Mac’s long-term disability policy in which Executive participates.

In the event that Executive is absent from work more than thirty consecutive work days due to incapacity or disability, the Board of Directors or its designee, after considering such medical advice, if any, as the Board of Directors or its designee deems appropriate, may determine that, as a result of such incapacity or disability, some or all of Executive’s duties and responsibilities as described in Section 2 shall be delegated to one or more other persons. Such delegation shall terminate upon the earliest to occur of: (i) the date or event specified by the Board of Directors or its designee; (ii) the date on which Executive’s employment under this Agreement terminates by reason of Disability (under this Section 5.1); or (iii) a determination by the Board of Directors or its designee, upon receipt of such medical advice, if any, as the Board or its designee deems appropriate, that Executive is able to resume the duties and responsibilities so delegated. It is expressly understood that any delegation of Executive’s duties and responsibilities pursuant to this paragraph shall not constitute Good Reason for termination of employment by Executive (under Section 5.3 hereof) and shall not be deemed a breach or default by Freddie Mac.

5.2 Termination Due to Death.  In the event of Executive’s death prior to the Scheduled Termination Date, the Term and Executive’s employment under this Agreement shall terminate as of the date of Executive’s death.

5.3 Termination for Good Reason.  Prior to the Scheduled Termination Date, Executive may terminate the Term and his employment under this Agreement for Good Reason by giving the Board of Directors thirty (30) days prior written notice of his intent to terminate. Such notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. The Term and Executive’s employment under this Agreement shall terminate upon the expiration of the 30-day notice period.

For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any one or more of the following:

(i) A reduction in Executive’s then current Base Salary or Target Bonus or Maximum Bonus opportunity;

(ii) A material diminution or change in Executive’s duties or responsibilities as contemplated by Section 2 of this Agreement;

(iii) A change in the reporting structure so that Executive reports to any person or entity other than Chief Executive Officer of Freddie Mac or the Board of Directors;

(iv) A request by Freddie Mac that Executive resign his employment, unless such resignation is requested as a result of conduct by Executive that would constitute Cause (as defined below);

(v) The failure of Freddie Mac, prior to December 31, 2014, to extend the Term;

(vi) The failure of Freddie Mac to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Freddie Mac within 15 days after the occurrence of a Change in Control (as defined in Section 4.4);

(vii) Failure of the Board of Directors to nominate the Executive for election in the proxy mailing for the first annual meeting that follows the Commencement Date, or, if nominated, the failure of the shareholders to elect him to serve as a director;

(viii) During the Term, if Richard Syron ceases to serve as Chief Executive Officer of Freddie Mac and someone other than the Executive is appointed Chief Executive Officer of Freddie Mac as Mr. Syron’s successor, except for the appointment of an interim Chief Executive Officer for a period not to exceed six (6) months;

(ix) Failure of Freddie Mac to appoint the Executive as Chief Executive Officer by September 1, 2007, including as a result of Freddie Mac’s decision not to renew the Term effective September 1,2007 (a “Non-Appointment Event”); or

(x) A material breach of this Agreement by Freddie Mac.

5.4 Termination by Freddie Mac without Cause.  Prior to the Scheduled Termination Date, Freddie Mac may terminate the Term and Executive’s employment under this Agreement without Cause (which, for purposes of clarification, shall not include a termination of the Term or Executive’s employment under this Agreement due to Executive’s death or Disability). Any termination by Freddie Mac pursuant to this Section 5.4 shall be communicated by a written “Notice of Termination” addressed to Executive stating that the Term and Executive’s employment under this Agreement has been or will be terminated.

5.5 Termination for Cause.  Prior to the Scheduled Termination Date, Freddie Mac may terminate the Term and Executive’s employment under this Agreement for Cause. The Term and Executive’s employment under this Agreement shall terminate upon the determination by the Board of Directors of the existence of Cause.

For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following:

(i) Executive commits a felony or any crime involving moral turpitude;

(ii) In carrying out his duties, Executive engages in conduct that constitutes gross neglect or gross misconduct or any material violation of applicable Freddie Mac rule or policy, including any policy relating to investment by Freddie Mac employees in securities, the violation of which amounts to gross neglect or gross misconduct;

(iii) A material breach of this Agreement by Executive; or

(iv) Any other willful or malicious misconduct on the part of Executive that is substantially injurious to Freddie Mac.

In each case, Cause shall not exist unless and until Freddie Mac has delivered to Executive a copy of a resolution duly adopted by a majority of the entire Board of Directors (excluding the Executive if Executive is a member of the Board of Directors) at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for Executive, together with counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors an event set forth in subclauses (i), (ii), (iii) or (iv) has occurred and specifying the particulars thereof in detail. Notwithstanding the foregoing, during the period commencing on the date Freddie Mac notifies the Executive that it intends to call a meeting of the Board of Directors to terminate the Term and Executive’s employment under this Agreement for Cause until such meeting is held, Freddie Mac may reduce Executive’s responsibilities and duties and any such reduction or diminishment in Executive’s responsibilities and duties during such period shall not give rise to “Good Reason.”

SECTION 6. COMPENSATION UPON TERMINATION

6.1 Disability or Death.  In the event the Term and Executive’s employment under this Agreement is terminated prior to the Scheduled Termination Date by reason of Executive’s Disability (under Section 5.1 hereof) or by reason of Executive’s death (under Section 5.2 hereof), Freddie Mac’s obligations to Executive (or his assigns as provided in Section 8.2 hereof) shall be as follows:

(i) Base Salary.  Executive’s Base Salary shall be paid to Executive (or his assigns) through the end of the month in which the termination of employment occurs within five (5) days following such termination. Freddie Mac shall have no further obligation to make payments of Base Salary to Executive (or his assigns).

(ii) Bonus.  Freddie Mac shall pay Executive (or his assigns) any and all earned but unpaid bonus amounts from the most recent completed calendar year of Freddie Mac. In addition, Freddie Mac shall pay Executive (or his assigns) a prorated percentage of Executive’s Target Bonus for the calendar year in which the employment termination occurs, based upon the number of months elapsed in such year through the last day of the month in which such termination occurs. All such amounts shall be paid to Executive (or his assigns) within thirty (30) days after the termination of the Term and Executive’s employment under this Agreement.

(iii) Long-Term Incentives. At the date of termination of the Term and Executive’s employment under this Agreement for Disability or death, the Initial RSUs and all other RSUs awarded to Executive pursuant to this Agreement shall immediately vest and be paid-out, subject to any right of Executive to defer payment of such Initial RSUs or RSUs under any non-qualified deferred compensation arrangement in which senior executives of Freddie Mac are permitted to defer payment of restricted stock units, and all Options granted to Executive pursuant to this Agreement shall become immediately exercisable and shall remain outstanding: (A) in the event such termination occurs as a result of Executive’s death, until the earlier to occur of (1) the third anniversary of such termination of employment and (2) the scheduled expiration date applicable to such Options, and (B) in the event such termination occurs as a result of Executive’s Disability, until the scheduled expiration date applicable to such Options. To the extent there is any inconsistency between the terms of the long-term incentive plan under which the Initial RSUs, the RSUs and the Options were granted on the one hand and this Section 6.1 (iii), on the other hand, this Section 6.1 (iii) shall supersede such plans.

Except as provided in this Section 6.1 and for any vested benefits to which Executive is entitled under any benefit plans maintained by Freddie Mac in which Executive participated during the Term (other than the Freddie Mac Severance Policy and any other plan providing for benefits in the nature of severance, which Executive is not entitled to participate in by virtue of having entered into this Agreement), continuation of health insurance benefits under the law commonly referred to as “COBRA” and any other similar benefits required to be provided by law, Freddie Mac shall have no additional obligations to Executive.

(iv) Long-Term Disability Benefits.  In addition, in the event that such termination of the Term and Executive’s employment hereunder occurs as a result of Executive’s Disability, Freddie Mac shall provide Executive with long-term disability benefits equal to 70% of Executive’s Base Salary during the period beginning on the first day of the month that immediately follows the month in which such termination occurred through the earlier to occur of (a) the Scheduled Termination Date or (b) the date Executive no longer has a Disability. Notwithstanding the foregoing, Freddie Mac’s obligation to provide such long-term disability benefits to Executive shall be subject to the provision by Executive of proof of Executive’s insurability at standard rates.

6.2 For Good Reason or by Freddie Mac without Cause.  In the event the Term and Executive’s employment under this Agreement is terminated prior to the Scheduled Termination Date by Executive for Good Reason (under Section 5.3 hereof), or by Freddie Mac without Cause (under Section 5.4 hereof), Freddie Mac’s obligations to Executive shall be as follows, in each case, subject to Executive’s execution of a general release and waiver in a form provided to Executive by Freddie Mac which conforms to the requirements of the officer severance policy in effect as of the date hereof (the “Release”):

(i) Base Salary.  Freddie Mac shall pay Executive a lump sum cash payment equal to the Base Salary that would have been payable to Executive for the longer of (a) the period beginning on the termination of the Term and Executive’s employment under this Agreement and ending on the Scheduled Termination Date if the Executive had remained employed during such period and (b) one (1) year (such period, the “Severance Period”). All such amounts shall be paid to Executive on the effective date of Executive’s Release.

(ii) Bonus.  Freddie Mac shall pay Executive any and all earned but unpaid bonus amounts from the most recent complete calendar year of Freddie Mac. In addition, Freddie Mac shall pay Executive a lump sum cash payment equal to the sum of the Target Bonuses that would have been paid to Executive during the Severance Period. All such amounts shall be paid to Executive on the effective date of Executive’s Release.

(iii) Long-Term Incentives.  On the effective date of Executive’s Release, (a) the Initial RSUs, if they were granted to Executive at least twelve months prior to such termination, and all other RSUs that were granted to Executive pursuant to this Agreement at least twelve months prior to such termination, shall immediately vest and be paid-out subject to any right of Executive to defer payment of the Initial RSUs and RSUs under any non-qualified deferred compensation arrangement in which senior executives of Freddie Mac are permitted to defer payment of restricted stock units, (b) the Initial RSUs, if they were granted to Executive less than twelve months prior to such termination, shall be cancelled immediately upon such termination in consideration for a cash payment by Freddie Mac to Executive on the effective date of Executive’s Release in the amount of $6,000,000, (c) all Options that were granted to Executive pursuant to this Agreement at least twelve months prior to such termination shall vest and become immediately exercisable and shall remain outstanding until the earlier to occur of (A) three (3) years following such termination of the Term and Executive’s employment under this Agreement and (B) the scheduled expiration date applicable to such Options, and (d) with respect to each Annual Equity Grant that was granted to Executive less than twelve months prior to such termination, all Options and RSUs that formed part of such Annual Equity Grant shall be cancelled immediately upon the occurrence of the termination and in consideration for such cancellation, Freddie Mac shall pay to Executive on the effective date of Executive’s Release a lump sum cash payment in the amount of $6,000,000; provided, however, if Executive resigns for Good Reason as a result of a Non-Appointment Event or if he otherwise resigns for Good Reason during 2007 pursuant to clause (viii) of Section 5.3, then the foregoing shall apply to the Initial RSUs and any Options and RSUs that were granted to Executive pursuant to this Agreement in calendar years 2005 and 2006, but shall not apply to any Options and RSUs that were granted to Executive pursuant to this Agreement in 2007; and provided, further, if Executive resigns for Good Reason as a result of non-renewal of the Term by Freddie Mac (other than as a result of a Non-Appointment Event), then in lieu of the foregoing, Executive will be entitled to credit for one (I) additional year of service for vesting purposes with respect to the Initial RSUs and each Annual Equity Grant. To the extent there is any inconsistency between the terms of the stock compensation plan under which the Initial RSUs, the RSUs and the Options were granted on the one hand and this Section 6.2(iii), on the other hand, this Section 6.2(iii) shall supersede such plans.

(iv) Supplemental Nonqualified Retirement Plans.  Executive shall participate in and receive benefits under Freddie Mac’s non-qualified Supplemental Executive Retirement Plan (the “SERP”) in accordance with the terms of such plan; provided that, for purposes of this Section 6.2, if upon Executive’s termination of employment he is not entitled to the “Restoration Benefit” (as such term is defined in the SERP) under the SERP solely because he is not yet vested under the FHLMC Employees’ Pension Plan (“Pension Plan”), then Freddie Mac will pay Executive the Restoration Benefit that would have been payable under the SERP as of the date of such termination without regard to such vesting requirement, and Executive will be entitled to the Make Up Contribution (as defined in the SERP) in accordance with the terms of the SERP.

The terms of the Pension Plan shall not be affected by this Agreement, and this Agreement does not contemplate a payment of unvested Pension Plan benefits (or any equivalent thereof).

(v) Health Benefits.  Freddie Mac shall provide continued coverage for Executive and his eligible dependents under Freddie Mac’s medical, dental and other similar welfare benefit plans in which Executive and such dependents participated immediately prior to the termination of the Term and Executive’s employment under this Agreement (the “Continued Benefits”) during the Severance Period, or, in the event that Executive’s participation in such plans is prohibited or impracticable under the terms of such plans, Freddie Mac shall arrange to provide Executive with benefits substantially similar to those available under the applicable plans in which Executive participated prior to the termination of the Term and Executive’s employment under this Agreement. In either case, the provision of such benefits by Freddie Mac shall be subject to timely payment by Executive of all premiums, contributions and other copayments required to be paid by senior executives of Freddie Mac under the terms of such plans as in effect from time to time (or the equivalent thereto in the case Freddie Mac arranges to provide Executive with substantially similar benefits to those available under the Freddie Mac plans), and shall be considered to be part of, and not in addition to, the benefit continuation required by the federal law commonly referred to as “COBRA.” Notwithstanding the foregoing, such continued coverage (or provision of substantially similar benefits) described in this paragraph 6.2(v) shall cease prior to the Scheduled Termination Date with respect to any plan at the time that Executive is eligible to obtain substantially similar coverage to that provided by such plan from a subsequent employer. Executive shall notify Freddie Mac promptly upon his employment with a subsequent employer, and shall provide Freddie Mac with such information as Freddie Mac reasonably requests regarding his coverage under medical, dental and life insurance plans of such employer.

Except as provided in this Section 6.2 and for any vested benefits to which Executive is entitled under any benefit plans maintained by Freddie Mac in which Executive participated during the Term (other than the Freddie Mac Severance Policy and any other plan providing for benefits in the nature of severance, which Executive is not entitled to participate in by virtue of having entered into this Agreement), continuation of health insurance benefits under the law commonly referred to as “COBRA” and any other similar benefits required to be provided by law, Freddie Mac shall have no additional obligations to Executive.

6.3 Termination for Cause.  In the event the Term and Executive’s employment under this Agreement is terminated by Freddie Mac for Cause (under Section 5.5 hereof), Freddie Mac’s obligations to Executive shall be as follows:

(i) Base Salary.  Freddie Mac shall pay Executive within five (5) days following such termination his earned but unpaid Base Salary through the date of the termination of the Term and Executive’s employment under this Agreement.

(ii) Bonus.  Freddie Mac shall pay Executive within thirty (30) days following such termination any earned but unpaid bonus from the most recent complete calendar year of Freddie Mac. Executive shall not be entitled to any portion of his bonus in the year in which employment termination occurs.

Except as provided in this Section 6.3 and for any vested benefits to which Executive is entitled under any benefit plans maintained by Freddie Mac in which Executive participated during the Term (other than the Freddie Mac Severance Policy and any other plan providing for benefits in the nature of severance, which Executive is not entitled to participate in by virtue of having entered into this Agreement), continuation of health insurance benefits under the law commonly referred to as “COBRA” and any other similar benefits required to be provided by law, Freddie Mac shall have no additional obligations to Executive.

SECTION 7. RESTRICTIONS ON EXECUTIVE

7.1 Disclosure of Information.  Executive recognizes that he has access to and knowledge of confidential and proprietary information of Freddie Mac and/or its customers which is essential to the performance of his duties under this Agreement. Except as required by law, Executive shall not, during or after his employment of Freddie Mac, in whole or in part, disclose such information to any person, firm, corporation, association or other entity (other than (i) to, or as directed by, Freddie Mac or (ii) during his employment by Freddie Mac, as he shall determine to be in the best interests of Freddie Mac) for any reason or purpose whatsoever or use such information for his own or another’s purposes, unless and until such information has become generally known to the public.

Executive agrees to hold as Freddie Mac’s property, all memoranda, books, papers, letters, and other data in any way relation to Freddie Mac’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of Freddie Mac at any time, to deliver the same to Freddie Mac.

7.2 Covenant Not to Compete.  During Executive’s employment under this Agreement, and for two (2) years following the termination of his employment under this Agreement, without prior written consent of the Board of Directors (which shall not be unreasonably withheld), Executive shall not compete with Freddie Mac or interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Freddie Mac and any customer, client, supplier or consultant of Freddie Mac. For purposes of this Agreement, prohibited competition shall mean becoming an employee, officer, consultant or director of, or being an investor (representing more than a five (5) percent equity interest) in, any entity or person principally engaged in a business that directly competes with all or some material portion of the business then engaged in by Freddie Mac; provided that in the event that the Executive resigns for Good Reason or is terminated without Cause, prohibited competition shall mean becoming an employee, officer, consultant or director of, or being an investor (representing more than a five (5) percent equity interest) in, Fannie Mae or any substantially similar entity.

In addition, Executive agrees that for the one (1) year period following the termination of employment under this Agreement, he shall not directly or indirectly, on his own behalf of or on behalf of any other person, corporation, partnership, firm, financial institution or other business entity, solicit or induce any person who, at the time of such solicitation or inducement, is employed as an officer (or the equivalent) of Freddie Mac to leave or cease their employment relationship with Freddie Mac for any reason whatsoever or hire or otherwise engage such employees of Freddie Mac; provided that this section shall not be construed as a prohibition on the ability of Executive to provide references on an officer (or equivalent) to persons or entities with which Executive has no affiliation.

SECTION 8. ASSIGNMENT

8.1 Assignment by Freddie Mac.  This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of any successor of Freddie Mac, and any such successor shall be deemed substituted for Freddie Mac for all purposes of this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, operation of law or otherwise, acquires all or essentially all of the assets or business of Freddie Mac. Notwithstanding such assignment, Freddie Mac shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

8.2 Assignment by Executive.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributes devisees, and legatees. If Executive shall die while any amounts payable to Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisees, legatees, or other designee or, in the absence of such designee, to Executive’s estate.

The rights and duties of Executive hereunder are personal and may not be assigned or transferred.

SECTION 9. MISCELLANEOUS

9.1 Entire Agreement.  This document contains the entire Agreement of the parties relating to the subject matter hereof.

9.2 Representations.  Subject to approval by the Committee and, to the extent applicable, OFHEO, Freddie Mac represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person or organization. Executive represents that he is fully authorized and empowered to enter into this Agreement and that the performance of his obligations hereunder will not violate any agreement between him and any other person, firm or organization.

Executive hereby represents and warrants to Freddie Mac that Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive’s entering into this Agreement and/or providing services to Freddie Mac pursuant to the terms of this Agreement. Executive further represents and warrants that Executive’s performance of all the terms of this Agreement and as an employee of Freddie Mac does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with Freddie Mac. Executive will not disclose to Freddie Mac or induce Freddie Mac to use any confidential or proprietary information or material belonging to any previous employer or others. Executive will not hereafter grant anyone any rights inconsistent with the terms of this Agreement.

9.3 Modification.  This Agreement shall not be amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

9.4 Exclusive Remedies.  This Agreement is intended to encompass all obligations of Freddie Mac to Executive: (a) for compensation and benefits in respect of his employment, and (b) arising out of the termination of his employment. Executive shall not be entitled to any compensation, benefits, damages or other remedies not provided for herein. Executive hereby waives, to the maximum extent permitted by law, the right to bring any action against Freddie Mac, in law, equity or otherwise for compensation for his employment, other than for the enforcement of Freddie Mac’s obligations to pay the compensation, benefits and other amounts provided for herein.

9.5 Taxes.  Freddie Mac may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

9.6 Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

9.7 Notice.  Any notices, requests, demands and other communications provide for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he filed in writing with Freddie Mac or, in the case of Freddie Mac, addressed to the Secretary of Freddie Mac, and sent to its principal executive offices.

9.8 Governing Law.  The provisions of this Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of August 3, 2004.

FEDERAL HOME LOAN MORTGAGE CORPORATION

ATTEST:	By: /s/ Richard F. Syron

/s/ Ella Lee	Title: CEO

By: /s/ John D. McCoy
Title: Chairman, Compensation & Human Resources Committee	/s/ Eugene M. McQuade Eugene M. McQuade

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